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                                                                   EXHIBIT 23.03



               CONSENT OF PRICE WATERHOUSE, CHARTERED ACCOUNTANTS



The Board of Directors
Symantec Corporation


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Symantec Corporation dated on or about October 18, 1995, of our report dated
August 8, 1995, relating to the consolidated balance sheets of Delrina Corporation as at June 30, 1995 and 1994, and the related consolidated statements of operations, retained earnings (deficit) and changes in financial position for the years ended June 30, 1995, 1994 and 1993. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE



Toronto, Canada
October 18, 1995